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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

CLEARANT, INC.

(Name of Issuer)

Common Stock, par value $.001

(Title of Class of Securities)

184690 10 5

(CUSIP Number)

March 31, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☑ Rule 13d-1 (c)

        ☐ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

13G
CUSIP No.

1.	Name of Reporting Person: Rock Creek Partners II, Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Florida

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: None

		6.	Shared Voting Power: 2,191,837

		7.	Sole Dispositive Power: None

		8.	Shared Dispositive Power: 2,191,837

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,191,837

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.1%

12.	Type of Reporting Person: PN

13G
CUSIP No.

1.	Name of Reporting Person: Rock Creek II Co-Investments, Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Florida

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: None

		6.	Shared Voting Power: 2,191,837

		7.	Sole Dispositive Power: None

		8.	Shared Dispositive Power: 2,191,837

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,191,837

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.1%

12.	Type of Reporting Person: PN

13G
CUSIP No.

1.	Name of Reporting Person: Rock Creek Capital II, Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Florida

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: None

		6.	Shared Voting Power: 2,191,837

		7.	Sole Dispositive Power: None

		8.	Shared Dispositive Power: 2,191,837

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,191,837

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.1%

12.	Type of Reporting Person: PN

13G
CUSIP No.

1.	Name of Reporting Person: Rock Creek Advisors, Inc.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Florida

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: None

		6.	Shared Voting Power: 2,191,837

		7.	Sole Dispositive Power: None

		8.	Shared Dispositive Power: 2,191,837

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,191,837

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.1%

12.	Type of Reporting Person: CO

13G
CUSIP No.

1.	Name of Reporting Person: Rock Creek Capital Group, Inc.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Florida

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: None

		6.	Shared Voting Power: 2,191,837

		7.	Sole Dispositive Power: None

		8.	Shared Dispositive Power: 2,191,837

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,191,837

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.1%

12.	Type of Reporting Person: CO

13G
CUSIP No.

1.	Name of Reporting Person: Hawkeye, Inc.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Florida

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: None

		6.	Shared Voting Power: 2,191,837

		7.	Sole Dispositive Power: None

		8.	Shared Dispositive Power: 2,191,837

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,191,837

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.1%

12.	Type of Reporting Person: CO

13G
CUSIP No.

1.	Name of Reporting Person: James H. Dahl		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: USA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: None

		6.	Shared Voting Power: 2,191,837

		7.	Sole Dispositive Power: None

		8.	Shared Dispositive Power: 2,191,837

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,191,837

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.1%

12.	Type of Reporting Person: IN

13G
CUSIP No.

1.	Name of Reporting Person: Arthur L. Cahoon		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: USA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: None

		6.	Shared Voting Power: 2,191,837

		7.	Sole Dispositive Power: None

		8.	Shared Dispositive Power: 2,191,837

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,191,837

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.1%

12.	Type of Reporting Person: IN

13G
CUSIP No.

1.	Name of Reporting Person: John C. Sites, Jr.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: USA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: None

		6.	Shared Voting Power: 2,191,837

		7.	Sole Dispositive Power: None

		8.	Shared Dispositive Power: 2,191,837

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,191,837

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.1%

12.	Type of Reporting Person: IN

Item 1.

(a)	Name of Issuer:

Clearant, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

11111 Santa Monica Boulevard, Suite 650 Los Angeles, California 90025

Item 2.

(a)	Name of Persons Filing:

Rock Creek Partners II, Ltd.
Rock Creek II Co-Investments, Ltd.
Rock Creek Capital II, Ltd.
Rock Creek Advisors, Inc.
Rock Creek Capital Group, Inc.
Hawkeye, Inc.
James H. Dahl, Individually
Arthur L. Cahoon, Individually
John C. Sites, Jr., Individually

(b)	Address of Principal Business Office or if None, Residence:

For each reporting person:

1200 Riverplace Boulevard, Suite 902 Jacksonville, Florida 32207

(c)	Citizenship:

All Entities: Florida All individuals: USA

(d)	Title of Class of Securities:

Common Stock, par value $.001

(e)	CUSIP Number: 184690 10 5

Item 3.

     Not Applicable

Item 4.	Ownership

(1)(a) Amount Beneficially Owned by each of:
Rock Creek Capital II, Ltd.
Rock Creek Advisors, Inc.
Rock Creek Capital Group, Inc.
Hawkeye, Inc.
James H. Dahl
Arthur L. Cahoon
	John C. Sites, Jr.:				2,191,837

	(1	)(b)	Percent of Class: 6.1%

	(1	)(c)	Number of shares as to which each person has:

			(i)	Sole power to vote or to direct the vote: None

			(ii)	Shared power to vote or to direct the vote: 2,191,837

			(iii)	Sole power to dispose or to direct the disposition of: None

			(iv)	Shared power to dispose or to direct the disposition of: 2,191,837

	(2	)(a)	Amount Beneficially Owned by Rock Creek Partners II, Ltd.:		2,191,837

	(2	)(b)	Percent of Class: 6.1%

	(2	)(c)	Number of shares as to which such person has:

			(i)	Sole power to vote or to direct the vote: None

			(ii)	Shared power to vote or to direct the vote: 2,191,837

			(iii)	Sole power to dispose or to direct the disposition of: None

			(iv)	Shared power to dispose or to direct the disposition of: 2,191,837

	(3	)(a)	Amount Beneficially Owned by Rock Creek II Co-Investments, Ltd.:		2,191,837

	(3	)(b)	Percent of Class: 6.1%

	(3	)(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

None

(ii)	Shared power to vote or to direct the vote: 2,191,837

(iii)	Sole power to dispose or to direct the disposition of: None

(iv)	Shared power to dispose or to direct the disposition of: 2,191,837

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

See Exhibit B

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item. 10.	Certification

By signing below each of the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: April 11, 2005

ROCK CREEK PARTNERS II, LTD.

/s/ Ashton Hudson

ROCK CREEK II CO-INVESTMENTS, LTD.

/s/ Ashton Hudson

ROCK CREEK CAPITAL II, LTD.

/s/ Ashton Hudson

ROCK CREEK ADVISORS, INC.

/s/ Ashton Hudson

ROCK CREEK CAPITAL GROUP, INC.

/s/ Ashton Hudson

HAWKEYE, INC.

/s/ Arthur L. Cahoon

/s/ James H. Dahl

James H. Dahl, Individually

/s/ Arthur L. Cahoon

Arthur L. Cahoon, Individually

/s/ John C. Sites, Jr.

John C. Sites, Jr., Individually

EXHIBITS

Exhibit A: Joint Filing Agreement

Exhibit B: Identification of Controlled Entities